INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-14395 of The Procter & Gamble Company on Form S-8 of our report dated April 27, 2001, appearing in this Annual Report on Form 11-K of The Procter & Gamble Subsidiaries Savings and Investment Plan for the year ended December 31, 2000.



/S/DELOITTE & TOUCHE LLP
--------------------------
DELOITTE & TOUCHE LLP
Cincinnati, Ohio
June 26, 2001